Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-133968, 333-152010, 333-171781, 333-188714, 333-192376, 333-193145, 333-203641, 333-208278, 333-216494, 333-237196, 333-249846 and 333-262260) and to the incorporation by reference in the Registration Statement (Form F-3 ASR No. 333-261541) and related Prospectus of our reports dated March 16, 2022, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries, and the effectiveness of internal control over financial reporting of Perion Network Ltd. and its subsidiaries,  included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
March 16, 2022	A member of Ernst & Young Global